FULL AND FINAL WAIVER AND RELEASE OF CLAIMS

1. I have had the opportunity to review and consider this Full and Final Waiver and Release of Claims (“Waiver and Release”), and information on the benefits available to me in accordance with the Employment Agreement between Maidenform, Inc. and me dated as of November 4, 2011, as the same may have been amended from time to time (“Employment Agreement”) for a period of at least twenty-one (21) days. I also have had the opportunity during such period to discuss this Waiver and Release and such benefit information fully with whomsoever I wished, and have been advised that I could consult an attorney of my own choice and have had a reasonable opportunity to do so. I have freely and voluntarily elected to take advantage of the severance benefits under the Employment Agreement.

2. In consideration for the payments and benefits available to me under the Employment Agreement following the termination of my employment as set forth in Section 10 of the Employment Agreement, the sufficiency of which are hereby acknowledged, and, other than claims for accrued, vested benefits under any employee benefit plan of Maidenform, Inc. (excluding the Special Grant equity incentive awards described in Section 3 but including other vested stock options)) or for any of the Employer’s obligations or my rights pursuant to Section 10 and 19 of the Employment Agreement, I fully and finally waive, discharge, and release Maidenform, Inc., the Parent (as defined in the Employment Agreement) and their current, former and future subsidiaries, divisions, related entities, employee benefit plans and funds, and their respective current, former and future directors, officers, shareholders, employees, attorneys, and agents (whether acting as agents for Maidenform, Inc., Parent or in their individual capacities) (herein collectively referred to as “the Company”), from any and all claims of whatsoever nature, known and unknown, whether in law or in equity, which I or anyone acting through me, my estate or on my behalf ever had, now have or may have against the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date I sign this Waiver and Release, provided, however, that the foregoing shall not be deemed to waive any indemnification rights I may have pursuant to applicable law, the Certificates of Incorporation or Bylaws of the Company or under any Directors and Officers Liability Insurance Policy.

3. Without limiting the generality of the foregoing paragraph, but subject to the limitations set forth in Section 2 hereof, this Waiver and Release is intended to and shall release the Company from any and all claims arising out of or in connection with my employment with Maidenform, Inc. and with the termination or decision to terminate said employment, including but not limited to (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1866, or any other Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any other claim (whether based on federal, state, or local law, statutory or decisional including, but not limited to the New York State Human Rights Law, the New York City Administrative Code, New Jersey Civil Rights Act or the New Jersey Law Against Discrimination) relating to or arising out of my employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.

4. In order to induce the Company to extend the payments and benefits available to me under the Employment Agreement, I hereby represent and warrant to the Company as follows:

(i) I voluntarily elect to take advantage of Section 10 of the Employment Agreement and execute this Waiver and Release and have had at least twenty-one (21) days to consider and review this Waiver and Release;

(ii) no other promise, inducement, threat, agreement or understanding of any kind or description whatsoever has been made with or to me by any person or entity whomsoever to cause me to execute this Waiver and Release;

(iii) I fully understand the meaning and intent of this Waiver and Release;

(iv) I fully understand and acknowledge that the payments and other benefits provided pursuant to Section 10 of the Employment Agreement, (A) are, except as expressly set forth herein, in full discharge of any and all liabilities and obligations of the Company to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between me and the Company; and (B) exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between me and the Company without the execution of this Waiver and Release;

(v) I have not incurred any injury or disability precluding regular employment as a result of my employment at the Company;

(vi) I am not eligible for reinstatement or reemployment or employment with the Company at any time in the future and covenant that I will not seek resumed employment or any other remunerative relationship, including without limitation any form of independent contractor or consultant relationship with the Company;

(vii) this Waiver and Release is not intended, and shall not be construed, as an admission that the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against me. I agree that this Waiver and Release may only be used as evidence in a subsequent proceeding in which the parties allege a breach of this Waiver and Release; and

(viii) I understand that this Waiver and Release will be final and binding on me on the eighth (8th) day following the date I sign this document (“Release Effective Date”) unless I properly revoke the election I have made in this document by delivering to the Company a written notice of revocation, by facsimile transmission to (201) 436-9506 and by certified mail, return receipt requested, addressed to Maidenform, Inc. at 485 F U.S. Highway 1 South, Iselin, NJ 08830, Attention: General Counsel, on or before the close of business on the seventh (7th) day following the date on which I sign this Waiver and Release (the “Revocation Period”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event I do not accept this Waiver and Release as set forth above, or in the event I revoke this Waiver and Release during the Revocation Period, this Waiver and Release, including but not limited to the obligation of the Company to provide the payments and benefits described in Section 10 of the Employment Agreement, shall be deemed automatically null and void.

5. I agree that I will not disparage or encourage or induce others to disparage the Company. For the purposes of this Waiver and Release, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the Company or any individual or entity with whom the Company has a business relationship which would adversely affect in any manner (i) the conduct of the business of the Company (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company.

6.            (a) I agree that I will cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge.

(b) I agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to my employment by the Company, I will give prompt notice of such request to the General Counsel (or his/her successor) at 485 F U.S. Highway 1 South, Iselin, NJ 08830, and, unless required by court order, will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

7. I represent that I have returned (or will return) to the Company all property belonging to the Company, including but not limited to laptop, cell phone, keys, card access to the building and office floors, Employee Handbook, phone card, Rolodex (if provided by the Company), computer user name and password, disks and/or voicemail code.

8. (a) The terms and conditions of this Waiver and Release are and shall be deemed to be confidential, and shall not be disclosed by me to any person or entity without the prior written consent of the Company, except if required by law, and to my accountants, attorneys and/or immediate family members, provided that, to the maximum extent permitted by applicable law, rule or regulation, they agree to maintain the confidentiality of the aforesaid documents. I further represent that I have not disclosed the terms and conditions of the aforesaid documents to anyone other than my attorneys, accountants and/or immediate family members.

(b) I hereby acknowledge and reaffirm my continuing obligations under Sections 11, 12 and 13 of the Employment Agreement relating to confidentiality, return of property, developments, noncompetition and nonsolicitation.

9. I also expressly acknowledge that in the event that a court of competent jurisdiction determines that this Waiver and Release is illegal, void or unenforceable, I agree to execute a release or waiver that is legal and enforceable. Additionally, I agree that any breach by me of paragraphs 2, 3, 5, 6, 7 or 8 shall constitute a material breach of this Waiver and Release as to which the Company may seek all relief available under the law.

10. This Waiver and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

11. This Waiver and Release shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws.

FINALLY, I HAVE CAREFULLY READ THIS WAIVER AND RELEASE, KNOW AND UNDERSTAND THE WAIVER AND RELEASE AND HAVE SIGNED THIS WAIVER AND RELEASE AS MY OWN FREE ACT AND DEED.

IN WITNESS WHEREOF, the undersigned has executed and sealed this Waiver and Release as of the date set forth below before a notary public.

SIGNATURE